EXHIBIT 21.1

MAXIMUS, Inc.
List of Subsidiaries
As of September 30, 2006

Name*	Jurisdiction of Incorporation/Organization
MAXNetwork Pty Limited	Australia

LGA Recruitment Plus Pty Limited	Australia

ACN 083 406 795 Pty Limited	Australia

MAXIMUS Brazil, Ltda.	Brazil

MAXIMUS Canada, Inc.	Canada

MAXIMUS Government Services, Inc.	Florida

UNISON MAXIMUS, Inc.	Illinois

Israel Workforce Solutions Ltd(1)	Israel

MAXIMUS Properties LLC	Virginia

MAXIMUS International, LLC	Virginia

MAXIMUS Federal Services, Inc.	Virginia

MAXIMUS Financial Services, Inc.	Virginia

MAXIMUS Administrative Services, Inc.	Virginia

MAXIMUS Tennessee Child Support, Inc.	Virginia

All subsidiaries are 100% owned by MAXIMUS, unless otherwise noted.

(1) – Owned 55% by MAXIMUS

*              This list identifies all subsidiaries that are directly owned by MAXIMUS at the “first tier” of its corporate structure.  The names of all of the subsidiaries of these “first tier” subsidiaries have been omitted from this list because, considered in the aggregate, they would not constitute a significant subsidiary under Securities and Exchange Commission Regulation S-X, Rule 1-02(w).